Exhibit 10.1

EXECUTION COPY

JPMORGAN CHASE BANK, N.A. 10 South Dearborn St. Chicago, IL 60603	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282

CONFIDENTIAL

February 22, 2017

Tennant Company
Senior Secured Credit Facilities
Commitment Letter

Tennant Company
701 North Lilac Drive
P.O. Box 1452
Minneapolis, Minnesota 55422
Attention: Tom Paulson, Chief Financial Officer

Ladies and Gentlemen:

You (the “Company”) have advised JPMorgan Chase Bank, N.A. (“JPMorgan”) and Goldman Sachs Bank USA (“GS” and, together with JPMorgan, the “Lead Arrangers”, “we” or “us”) that the Company intends to acquire (the “Acquisition”) all the issued and outstanding equity interests of IP Cleaning S.p.A, a joint stock company incorporated under the laws of Italy (together with its subsidiaries and all assets relating thereto, the “Target”) pursuant to the Share Purchase Agreement (the “Acquisition Agreement”) among Ambienta SGR S.p.A., a company organized under the laws of Italy, and the other sellers party thereto (collectively, the “Seller”) and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Exhibits hereto) described in Exhibit A hereto.

In connection therewith you have advised us that:

(a)    you wish to obtain the Term Facility pursuant to this commitment letter (together with the Exhibits and other attachments hereto, this “Commitment Letter”) and having the terms set forth in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Senior Term Sheet”); and

(b)    you intend to replace or amend the revolving credit facility (the “Existing Facility”) currently available under your existing Amended and Restated Credit Agreement dated as of June 30, 2015 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) and, in connection therewith, you wish to obtain a commitment to provide a new up to $125,000,000 revolving credit facility (the “Backstop Facility”) on terms identical to those set forth in the Existing Credit Agreement, but as modified by the amendments as set forth on Exhibit D (the “Amendments”) and as otherwise mutually agreed between you and the Lead Arrangers in their respective sole discretion, if your and our efforts to replace or amend the Existing Facility with the Replacement Facility or the Amended Facility (as further described below) are unsuccessful.

You have further advised us that you wish to engage us in connection with the aforementioned replacement or amendment of the Existing Facility. The Existing Facility is currently anticipated to be replaced with a new up to $200,000,000 revolving facility (the “Replacement Facility”) pursuant to this Commitment Letter and having the terms set forth in the Senior Term Sheet (collectively, the Senior Term Sheet, Exhibit A and the Summary of Additional Conditions Precedent attached hereto as Exhibit C (the “Conditions Exhibit”), are referred to herein as the “Term Sheet”) (it being understood that the Replacement Facility may be made available pursuant to an amendment to and/or restatement of the Existing Credit Agreement and such documentation would include the Term Facility).

To the extent the Replacement Facility is not available on or prior to the Closing Date, you intend to seek from the Required Lenders (as defined in the Existing Credit Agreement) the Amendments to permit the consummation of the Transactions, and in connection therewith you have requested that the JPMorgan and GS (the “Commitment Parties”) commit to acquire (and if such offer is accepted, to acquire) by assignment on the Closing Date at par and pursuant to customary documentation, sufficient loans and/or commitments of non-consenting lenders under the Existing Credit Agreement necessary to achieve the effectiveness of the Amendments (such necessary financing, the “Consent Financing”, and such solicitation, the “Consent Solicitation”; the Existing Credit Agreement so modified by the Amendments pursuant to the Consent Financing, the “Amended Facility”). As used herein, the Term Facility, collectively with the Replacement Facility, Amended Facility, and the Backstop Facility, are referred to as the “Facilities”.

You hereby appoint each of the Lead Arrangers to act, and each of the Lead Arrangers are pleased to advise you that they are willing to act, as joint lead arrangers and bookrunners for the Facilities, in each case, upon the terms and subject to the conditions set forth in this Commitment Letter and in the Fee Letters. It is agreed that JPMorgan will act as the sole and exclusive Administrative Agent, that GS will act as the sole and exclusive Syndication Agent, and that the Lead Arrangers will act as the sole and exclusive joint lead arrangers and joint bookrunners for the Facilities; provided, that the Company agrees that (x) JPMorgan may perform its responsibilities as a Lead Arranger hereunder through its affiliate J.P. Morgan Securities LLC and (y) GS, as Commitment Party, may assign its commitments hereunder to Goldman Sachs Lending Partners LLP and any such assignment shall relieve GS of its obligations under this Commitment Letter in respect of such assigned commitment. Each of JPMorgan and GS, in such capacities, will perform the duties and exercise the authorities customarily performed and exercised in such roles. It is agreed that JPMorgan will have “left placement” and GS will have placement immediately to the “right” of JPMorgan in the Confidential Information Memorandum referred to below and in all other marketing materials or advertisements related to the Facilities. You agree that no other agents, co-agents, bookrunners, co-bookrunners, managers, co-managers, arrangers or co-arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and in the Fee Letters referred to below) will be paid in connection with the Facilities unless you and the Lead Arrangers shall so agree; provided, however, that, notwithstanding the foregoing, on or prior to the date that is ten (10) business days after the date hereof, you may award up to three (3) additional financial institutions (or their affiliates) co-documentation agent titles in a manner and with economics determined by you with the consent of the Lead Arrangers.

Furthermore, (x) JPMorgan is pleased to advise you of its several, but not joint, commitment to provide 50% of each Tranche (as defined in the Term Sheet) of the Term Facility, 50% of the principal amount of the Consent Financing if the Replacement Facility is not provided by the Lenders and 50% of the Backstop Facility if neither the Replacement Facility nor the Amendments are obtained prior to the consummation of the Acquisition, and (y) GS is pleased to advise you of its several, but not joint, commitment to provide 50% of each Tranche of the Term Facility, 50% of the principal amount of the Consent Financing if the Replacement Facility is not provided by the Lenders and 50% of the Backstop Facility if neither the Replacement Facility nor the Amendments are obtained prior to the consummation of the Acquisition, in each case with respect to clauses (x) and (y) above, (i) upon the terms set forth in this Commitment Letter and the Fee Letters and (ii) subject solely to the express conditions applicable thereto set forth in Part I and Part II, as applicable, of the Conditions Exhibit. The respective commitments hereunder of each Commitment Party in respect of the Term Facility shall (x) be ratably reduced by the net principal amount of any Senior Unsecured Notes or other Permanent Debt (in each case as defined on Exhibit A) issued (including into escrow) on or prior to the Closing Date (which reduction shall be applied first to reduce the commitments in respect of the Term A-2 Tranche, and then to reduce commitments in respect of the Term A-1 Tranche), and, (y) in any event, be ratably reduced to zero upon initial effectiveness of the definitive documentation with respect to the Term Facility and the funding in full of the Term Facility by the Lenders. The respective commitments of each Commitment Party hereunder in respect of the Consent Financing and the Backstop Facility with respect to the Existing Facility shall be ratably reduced to zero upon initial effectiveness of the definitive documentation with respect to the Replacement Facility, or as applicable, the Amendments.

Furthermore, each of JPMorgan and GS is pleased to advise you of its agreement, subject to the terms of this Commitment Letter and the Fee Letters, to use commercially reasonable efforts to (x) assemble a syndicate of financial institutions identified by the Lead Arrangers and subject to your consent, not to be unreasonably withheld or delayed (together with the Commitment Parties, the “Lenders”) to provide the Replacement Facilities and (y) if applicable, solicit consents in respect of the Consent Solicitation.

The Lead Arrangers intend to syndicate the New Facilities (as defined on Exhibit A) (and if applicable thereafter, engage in solicitation and/or syndication of the other Facilities) to the Lenders. You understand that each of the Facilities may be separately syndicated. In consultation with the Company, the Lead Arrangers may elect to syndicate and close definitive documentation with respect to the Term A-1 Tranche and the Replacement Facility in advance of the consummation of the Acquisition and close the definitive documentation in respect of all or a portion of the Term A-2 Tranche (or provide for customary delayed draw provisions in respect of the Term Facility under the Credit Documentation). The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist the Lead Arrangers in completing a syndication satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and, to the extent not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Target, (b) direct contact between senior management and advisors of the Company and the proposed Lenders (and to use your commercially reasonable efforts to ensure contact between senior management and advisors of the Target and the proposed Lenders), (c) the hosting, with the Lead Arrangers, of one or more meetings of, or telephone calls with, prospective Lenders, (d) as set forth below, assistance (and, to the extent not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Seller and the Target, as applicable, to assist) in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”) and (e) your using your commercially reasonable efforts to obtain (x) corporate credit and/or corporate family ratings for the Company and (y) ratings (but in each case for the avoidance of doubt, not any specific rating) for the Facilities and the Senior Unsecured Notes or other Permanent Debt, in each case from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable and in any event prior to the commencement of syndication of the Facilities. In addition, to facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier of (x) “successful syndication” (as such term is defined in the Arranger Fee Letter) and (y) 60 days following the consummation of the Acquisition (such earlier date, the “Syndication Date”), you and your subsidiaries will not, and shall, to the extent not in contravention of the Acquisition Agreement, use your commercially reasonable efforts to ensure that the Target and its subsidiaries will not, issue, sell, offer, place or arrange, or engage in any discussions with respect to any debt securities or any commercial bank or other credit facilities of the Company, the Target or their respective subsidiaries other than the Facilities, the Senior Unsecured Notes or other Permanent Debt or Permitted Surviving Debt. For purposes of this Commitment Letter and the Credit Documentation, the term “Permitted Surviving Debt” shall mean (i) purchase money indebtedness, capital leases and equipment financings of the Company and its subsidiaries and the Target and its subsidiaries that will remain outstanding following the Acquisition Date, (ii) intercompany indebtedness among the Target and its subsidiaries, (iii) other ordinary course working capital facilities of the Target and its subsidiaries that will be repaid in full and terminated on or prior to the Acquisition Date, (iv) indebtedness of the Target and its subsidiaries pursuant to an overdraft facility in an aggregate principal amount not to exceed EUR1,000,000 permitted to remain outstanding pursuant to the terms of the Acquisition Agreement (the “Permitted Overdraft Facility”) and (v) other indebtedness that is reasonably agreed by you and the Commitment Parties to remain outstanding following the Acquisition Date.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the Transactions, and without limiting your obligations to assist with the syndication efforts as provided herein, (x) your obligation to assist with the syndication efforts as provided herein shall not constitute a condition to the commitments hereunder in respect of, or the availability of, the Facilities (other than the Replacement Facility) on the Closing Date, (y) it is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities (other than the Replacement Facility) and (z) in no event shall the commencement or successful completion of syndication of the Facilities (other than the Replacement Facility) constitute a condition to the availability of such Facilities on the Closing Date.

Except upon your revocation by written notice to the Lead Arrangers with respect to postings and uses occurring after the Lead Arrangers’ receipt of such notice, and solely for the purposes described in this paragraph, you hereby authorize the Lead Arrangers and the Commitment Parties to download copies of the Company’s trademark logos from its website and post copies thereof on the IntraLinks site or similar workspace established by the Lead Arrangers to syndicate the Facilities and use the logos on any confidential information memorandum, presentations and other marketing materials prepared in connection with the syndication of the Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld) that any Lead Arranger or Commitment Party may place after the closing of the Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder.

You will assist (and, to the extent not in contravention of the Acquisition Agreement, use your commercially reasonable efforts to cause the Target to assist) us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. Before distribution of any Information Materials, you agree to execute and deliver to us a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees, subject to customary confidentiality arrangements approved by the Company.

The Lead Arrangers will manage (in consultation with the Company) all aspects of the syndication, including (i) decisions as to the selection of institutions to be approached and when they will be approached, (ii) when their commitments will be accepted, (iii) which institutions will participate, (iv) the allocations of the commitments among the Lenders and (v) the amount and distribution of fees among the Lenders. Until the termination of the syndication of the Facilities, the Commitment Parties may assign portions of their commitments hereunder to one or more other persons (each, an “Assignee”) that will assume such portions of its commitments; provided that, solely to the extent such assignment was approved by you (such approval not be unreasonably withheld of delayed), upon the effectiveness of any such assignment to and assumption by an Assignee that becomes either a party hereto or a party to the applicable Credit Documentation (including pursuant to a joinder agreement or other legally binding agreement), each assigning Commitment Party will be released from the portions of its commitments so assigned and assumed (such assignments to be allocated, as among the Commitment Parties, in the manner determined by the Lead Arrangers in consultation with you) (each such approved Assignee, an “Approved Assignee”; it being understood that (i) GS may assign its respective commitments to Goldman Sachs Lending Partners, LLC and Goldman Sachs Lending Partners, LLC is hereby deemed to be an Approved Assignee and (ii) the Commitment Parties may assign their respective commitments ratably to existing lenders under the Existing Credit Agreement and each such existing lender is hereby deemed to be an Approved Assignee). The Lead Arrangers, acting in such capacity as distinct from their capacities as Commitment Parties, will have no responsibility other than to arrange the syndication as set forth herein and the Lead Arrangers, acting in such capacity, are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the arrangement of the Facilities (including in connection with determining the terms of the Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against any Lead Arranger based on an alleged breach of fiduciary duty by such Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Company acknowledges and agrees that, except as set forth below, the Lead Arrangers are not advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Transactions, and the Lead Arrangers shall have no responsibility or liability to the Company with respect thereto. Any review by the Lead Arrangers of the Company, the Target, the Transactions or other matters relating to the Transactions will be performed solely for the benefit of the Lead Arrangers and the Commitment Parties and shall not be on behalf of the Company. As you know, Goldman, Sachs & Co. has been retained by the Company as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman, Sachs & Co. as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its affiliates.

To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, to the extent not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Seller to provide) to the Lead Arrangers and the Commitment Parties all information with respect to the Company, the Target and their respective subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant (with respect to the information or data relating to Target, its subsidiaries or their respective businesses, the following representations and warranties shall be made solely to your knowledge) that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Lead Arrangers or the Commitment Parties by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Lead Arrangers or the Commitment Parties by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time furnished to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). If, at any time prior to the consummation of the Acquisition (or, if “successful syndication” (as such term is defined in the Arranger Fee Letter) shall not have been completed by such date, the 60th day thereafter), any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (or, to the extent not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Target to) promptly supplement the Information and/or Projections so that (limited, with respect to the Information and Projections relating to the Target, to your knowledge) the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections, taken as a whole, without independent verification thereof.

As consideration for each Commitment Party’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein, you agree to pay to the Commitment Parties and the Lead Arrangers the nonrefundable fees set forth in Annex I to the Term Sheet and in (x) the fee letter among the Lead Arrangers and you dated the date hereof and delivered herewith (the “Arranger Fee Letter”) and (y) any other fee letters dated the date hereof and delivered herewith (collectively with the Arranger Fee Letter, the “Fee Letters”).

Each Commitment Party’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein are subject to the conditions set forth herein, in the Term Sheet and on the Conditions Exhibit. The only conditions to availability and initial funding of the Facilities (other than the Company’s obligation to assist with the syndication efforts as expressly set forth herein with respect to the Replacement Facility) on the Closing Date are the Closing Date Conditions Provisions. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of each Commitment Party, each Lead Arranger and the Company.

Notwithstanding anything in this Commitment Letter (including each of the Exhibits attached hereto), the Fee Letters, the definitive documentation with respect to the Facilities (the “Credit Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company, the Target, its and their respective subsidiaries and its and their respective businesses the accuracy of which shall be a condition to (A) the availability of the Facilities on the Closing Date (as defined in the Term Sheet), including loans made under the Backstop Facility, the Replacement Facility and the Amended Facility, shall be the Specified Representations (as defined below) made by the Company and the guarantors in the Credit Documentation and (B) the availability of the proceeds of the Facilities on the Acquisition Date to consummate the Acquisition shall be (x) the Specified Representations made by the Company and the guarantors in the Credit Documentation and (y) such of the representations made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders and the Lead Arrangers, but only to the extent that the Company or one of its affiliates has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or to decline to close the Acquisition as a result of the breach of such representations and warranties (determined without regard to whether any notice is required to be delivered by you) (to such extent, the “Specified Acquisition Agreement Representations”), and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this paragraph and in the Term Sheet under the subheading “Initial Conditions” under the heading “IV. Certain Conditions” and the express conditions applicable to the availability of the Facilities on the Closing Date set forth in Part I and Part II, as applicable, of the Conditions Exhibit are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be granted and/or perfected on the Closing Date (other than the grant and perfection of the security interests (1)(x) in the certificated equity securities of any domestic subsidiaries owned directly or indirectly by the Company (to the extent required by the Term Sheet), which security interest in equity securities of such domestic subsidiaries may be perfected by delivery of certificates evidencing such equity securities and (y) in the equity securities of any first-tier foreign subsidiary of the Company that, as of the Acquisition Date, will own, directly or indirectly, all or any portion of the equity securities of the Target (to the extent required by the Term Sheet), (2) in other assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and (3) short-form filings with the United States Patent and Trademark Office or United States Copyright Office) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent (as defined in the Term Sheet) and the Company acting reasonably (and in any event within 60 days (or 90 days for any foreign Collateral except as described above) after the Closing Date or such longer period as may be reasonably agreed by the Administrative Agent). For purposes hereof, “Specified Representations” means only the representations and warranties of the Company and the guarantors set forth in the Credit Documentation relating to corporate or other organizational existence; corporate or other organizational power, authority and qualification to enter into, and perform their obligations under, the Credit Documentation; due authorization, execution, delivery and enforceability of the Credit Documentation; solvency as of the Closing Date and the Acquisition Date (in each case, after giving effect to the Transactions consummated on or before such date, including the Acquisition as of the Acquisition Date) of the Company and its subsidiaries on a consolidated basis; that the entering into and performance of the Facilities, and the granting of the security interests in the Collateral to secure the Facilities, will not conflict with organizational documents, laws or material agreements; Federal Reserve regulations; the Investment Company Act; OFAC, anti-corruption laws, sanctions and regulations; use of proceeds; and subject to the parenthetical in the immediately preceding sentence and under the heading “Collateral” in Exhibit B attached hereto, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, together with the provisions of the Term Sheet under the subheading “Initial Conditions” under the heading “IV. Certain Conditions” and the express conditions applicable to the availability of the Facilities on the Closing Date set forth in Part I and Part II, as applicable, of the Conditions Exhibit, shall be referred to as the “Closing Date Conditions Provisions.”

You agree (a) to indemnify and hold harmless each Commitment Party, each Lead Arranger and their respective affiliates and the respective officers, directors, employees, advisors, affiliates and agents of such persons (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or by any other person, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses (but limited, in the case of legal fees and expenses, to a single firm of counsel for all such indemnified persons, taken as a whole and, if relevant, of a single firm of local counsel in each applicable jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if relevant, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person)) and other reasonable and documented out-of-pocket fees and expenses to the extent incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person or any of its Related Parties, (ii) result from a claim brought by you or any of your subsidiaries against such indemnified person or any of its Related Parties for material breach of such indemnified person’s or any of its Related Parties’ obligations hereunder or under any definitive documentation in respect of any of the Facilities if you or such subsidiary has obtained a final and nonappealable judgment in your or its favor on such claim as determined by a court of competent jurisdiction or (iii) any dispute solely between or among indemnified persons other than claims against any indemnified person acting in its capacity or in fulfilling its role as agent or arranger or any similar role under the Facilities and other than claims to the extent arising out of any act or omission on the part of you or your affiliates, and (b) to reimburse the Commitment Parties and the Lead Arrangers and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, electronic distribution expenses, travel expenses, consultants’ fees and expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unauthorized recipients of Information or other materials obtained through electronic telecommunications or other information transmission systems. None of the indemnified persons, you, the Target or your or their respective subsidiaries or affiliates or the respective directors, officers, employees, advisors, agents or other representative of the foregoing or any successor or assign of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Facilities or the Transactions; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph. For purposes hereof, “Related Parties” means, with respect to any person, the directors, officers, employees, agents, advisors, representatives and controlling persons of such person.

This Commitment Letter shall not be assignable by (a) you without the prior written consent of each Commitment Party and each Lead Arranger (and any purported assignment without such consent shall be null and void) and (b) by any Commitment Party other than in connection with the process of syndicating the Facilities, provided that such Commitment Party agrees, subject to the applicable Closing Date Conditions Provisions, to fund any assigned commitment on the Closing Date to the extent the applicable assignee (other than an Approved Assignee) fails to do so. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, each Commitment Party and each Lead Arranger. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York; provided that the laws of the Republic of Italy shall govern in determining whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (ii) the determination of the accuracy of any Specified Acquisition

Agreement Representation and whether as a result of any inaccuracy thereof, a condition to your (or your affiliates’) obligations to close under the Acquisition Agreement has not been met or you (or your affiliates) have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement, in each case without regard to its rules of conflicts of law).

The Company hereby irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York, Borough of Manhattan. Nothing in this Commitment Letter shall affect any right that the Commitment Parties or the Lead Arrangers may otherwise have to bring any action or proceeding relating to this Commitment Letter or the Fee Letters against the Company or its properties in the courts of any jurisdiction. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York, Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except that you may disclose (a) this Commitment Letter, the Term Sheet, the Fee Letters and the contents hereof and thereof (i) to Target and its affiliates and your and Target’s and its affiliates’ respective directors, officers, employees, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential basis (provided that any disclosure of the Fee Letters or their terms or substance to the Target, its affiliates and their respective directors, officers, employees, attorneys, accountants and advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties), and (ii) in any legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly in advance thereof), (b) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof, other than the aggregate fee amount contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation)) in any syndication or other marketing material in connection with the Facilities or in connection with any public filing requirement, (c) the Term Sheet to Lenders and potential Lenders in any syndication or other marketing materials in connection with the Facilities and to any rating agency in connection with the Acquisition and the Facilities on a confidential basis, and (d) the Commitment Letter with the Commitment Parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Each of the Lead Arrangers and the Commitment Parties agrees that it will treat as confidential all information provided to it hereunder by or on behalf of the Borrower, the Target or any of their respective subsidiaries or affiliates; provided that nothing herein will prevent any Lead Arranger or any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, its affiliates or representatives, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, advisors, representatives, independent auditors and other experts or agents who have a need to know such information and on a confidential basis and who have been advised of their obligation to maintain the confidentiality provided hereunder or are otherwise under a professional or employment duty of confidentiality, (e) to potential and prospective Lenders or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities, in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this paragraph, (f) received by such person on a non-confidential basis from a third party source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Exhibits hereto, the Fee Letters or the transactions contemplated thereby or enforcement hereof and thereof, (i) to any rating agency on a confidential basis, (j) from and after the time the Company shall have publicly announced the Acquisition, solely with respect to information pertaining to the Facilities that is routinely provided by arrangers, to data service providers, including league table providers, that serve the lending industry and (k) with your prior written consent; provided further that the foregoing obligations of the Lead Arrangers and the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date of execution of the Credit Documentation for any Facility at which time any confidentiality undertaking such Credit Documentation shall supersede the provisions in this paragraph.

You acknowledge that each Commitment Party, each Lead Arranger and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or the Lead Arrangers will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Commitment Parties and the Lead Arrangers of services for other companies, and will not furnish any such information to other companies. You also acknowledge that each Commitment and each Lead Arranger has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Commitment Party and each Lead Arranger is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lead Arranger or Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Target and other companies with which you or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lead Arranger or Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Commitment Party and each Lead Arranger may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits of such Commitment Party or Lead Arranger hereunder.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or each Commitment Party’s commitment hereunder, provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of Information and representations with respect thereto) and (b) confidentiality of this Commitment Letter and the Fee Letters and the contents thereof as provided herein) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage. You may terminate this Commitment Letter and concurrently terminate each Commitment Party's commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

Each Commitment Party and each Lead Arranger each hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your name, address, tax identification number and other information that will allow such Commitment Party and such Lead Arranger and each of the Lenders to identify you and your subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party, each Lead Arranger, each of the Lenders and each of their respective affiliates.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on February 22, 2017. Each Commitment Party’s commitment and each Lead Arranger’s agreements herein will expire at such time in the event we has not received such executed counterparts in accordance with the immediately preceding sentence. Further, each Commitment Party’s commitments hereunder, and each Lead Arranger’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) upon the first to occur of (a) 5:00 p.m., New York City time, on April 30, 2017, provided that to the extent the period to satisfy the condition set forth in Paragraph 5.3 of the Acquisition Agreement shall have been extended in accordance with the terms of Paragraph 5.4.1 of the Acquisition Agreement (as in effect on the date hereof), the Outside Date under this clause (a) shall be automatically extended (and the Company shall provide prompt written notice thereof to the Lead Arrangers) to a date that is the earlier of (i) such extended date pursuant to Paragraph 5.4.1 of the Acquisition Agreement and (ii) May 31, 2017, (b) the consummation of the Acquisition (following the borrowings on the date thereof under the Facilities or with financing other than the Facilities), (c) public announcement of the abandonment of the Acquisition by the Company and (d) termination of the Acquisition Agreement in accordance with its terms (the first to occur of the foregoing, the “Outside Date”), and the Credit Documentation shall provide for the termination of the Lenders’ commitments thereunder consistent with the foregoing. In addition, the Lead Arrangers’ agreements hereunder and each Commitment Party’s commitment hereunder to arrange and provide the Term Facility will terminate to the extent of the issuance of the Senior Unsecured Notes or other Permanent Debt (in escrow or otherwise), and which termination shall be applied first to reduce the commitments in respect of the Term A-2 Tranche, and then to reduce commitments in respect of the Term A-1 Tranche.

**Signature Pages Follow**

Each Commitment Party and each Lead Arranger is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By: ___________________________________
Name:
Title:

GOLDMAN SACHS BANK USA

By: ___________________________________
Name:
Title:

Tennant Commitment Letter
(2017)

Accepted and agreed to as of
the date first written above by:

TENNANT COMPANY

By: _______________________________
Name:
Title:

Tennant Commitment Letter
(2017)

Exhibit A
CONFIDENTIAL

Tennant Company
$400,000,000 Term Facility
$200,000,000 Revolving Credit Facility
Proposed Transactions

Capitalized terms used but not defined in this Exhibit A have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits thereto.

The Company intends to consummate the Acquisition pursuant to the Acquisition Agreement.

The Company anticipates that (x) payment of the consideration in respect of the Acquisition, (y) the repayment in full of all obligations outstanding under Company’s Existing Credit Agreement (or with respect thereto, amendment or replacement thereof reasonably satisfactory to the Company and the Lead Arrangers) and, to the extent not otherwise repaid, the aggregate principal amount of the Company’s senior secured promissory notes issued pursuant to that certain Private Shelf Agreement, dated as of July 29, 2009 (as amended, the “Note Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., The Prudential Insurance Company of America, Physicians Mutual Insurance Company and each other Prudential Affiliate party thereto, on the other hand, and outstanding as of the date hereof (the “Company Refinancing”) and the repayment in full of all indebtedness of the Target other than the Permitted Overdraft Facility (such repayment of Target indebtedness, the “Target Refinancing”) and (z) the payment of fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), will be financed from a combination of the following sources:

(a)
the proceeds of a new multi-tranche term loan facility of the Company, as described in Exhibit B, in an amount of up to $400,000,000 (reduced by the amount of any Senior Unsecured Notes or other Permanent Debt issued on or prior to the Closing Date as set forth in the Commitment Letter) (the “Term Facility”);

(c)
the proceeds of a new revolving facility of the Company, as described in Exhibit B, in an amount of up to $200,000,000 (the “Revolving Credit Facility” and together with the Term Facility, the “New Facilities”), or the Backstop Facility or the Amended Facility, if applicable; and

(c)
the Company anticipates issuing and selling senior unsecured notes (the “Senior Unsecured Notes”) or other debt securities in connection with the Acquisition or to refinance the Term Facility (the “Permanent Debt”), in each case, in a public offering or in a private placement, including in connection with a resale transaction pursuant to Rule 144A promulgated under the Securities Act of 1933, yielding up to $300,000,000 in gross proceeds, provided that, no such issuance, sale or refinancing on or prior to the Closing Date is a condition to funding of the New Facilities on the Closing Date by the Commitment Parties.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the

A-1

satisfaction or waiver of the conditions set forth in Part I of Exhibit C and the initial funding of the Term Facility and other relevant Facilities on such date and “Acquisition Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Part III of Exhibit C and the consummation of the Acquisition on such date; provided, that the Acquisition Date shall occur no later than five (5) Business Days after the Closing Date.

A-2

Exhibit B
TENNANT COMPANY CREDIT FACILITIES

Summary of Terms and Conditions

February 22, 2017
_______________________________

I.	Parties

Borrowers:
The borrower under the Term Facility will be the Company. The borrowers under the Revolving Credit Facility will be the Company and, subject to the terms and conditions permitting the addition of borrowers under the Company’s Existing Credit Agreement, one or more designated foreign subsidiaries (the “Foreign Borrowers” and collectively with the Company, the “Borrowers”).

Guarantors:
The Company (with respect to any other Borrower) and the Company’s existing direct and indirect domestic subsidiaries (subject to exceptions and, with respect to future subsidiaries, materiality as shall be agreed upon by the Company and the Administrative Agent) shall unconditionally guaranty all of the Borrowers’ obligations under and in connection with the Facilities (as defined below) and certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof.

Collateral:
The obligations of the Company, the other Borrowers and the Guarantors under the Facilities shall be secured by (i) a first priority perfected security interest in and lien on the existing and future personal property of the Company, each other Borrower (solely with respect to the obligations of such other Borrower) and each Guarantor, other than excluded assets to be agreed upon, and (ii) a pledge of, and a first perfected security interest in 100% of the equity interests of each of the Company’s existing and future direct and indirect subsidiaries; provided, that if a pledge of 100% of the voting shares of equity interests of any material foreign subsidiary would give rise to a material adverse tax consequence, such pledge shall be limited to 65% of the voting equity interests of the Company’s first-tier foreign subsidiary in the relevant ownership chain (except to the extent limited by foreign law applicable to such foreign subsidiary); provided, further that the collateral agency role in any foreign jurisdiction is to be determined. All of the collateral security described above is referred to collectively as the “Collateral”. The Collateral will also secure interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof on a pari passu basis (including with respect to concurrent release of liens). Notwithstanding the foregoing, the requirements of this “Collateral” section shall be, as of the Closing Date with respect to the Facilities, subject to the Closing Date Conditions Provisions.

	Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan”) and Goldman Sachs Bank USA (“GS”) (collectively, in such capacity, the “Lead Arrangers”).

	Administrative Agent:	JPMorgan (in such capacity, the “Administrative Agent”).

	Syndication Agent:	GS.

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan and GS, arranged by the Lead Arrangers and consented to by the Company (collectively, the “Lenders”).

II.	The Credit Facilities

A. Revolving Credit Facility

Type and Amount of Facility:
Five-year Revolving Credit Facility in the U.S. Dollar equivalent amount of up to $200,000,000 (the loans thereunder, the “Revolving Credit Loans”). Revolving Credit Loans shall be made available by all of the Lenders in U.S. Dollars and any other currency, including Pounds Sterling and euro, that is (x) a lawful currency that is readily available and freely transferable and convertible into U.S. Dollars, (y) available in the London interbank deposit market and (z) agreed to by the Administrative Agent and each of the Lenders (collectively, the “Agreed Currencies”), it being understood that Pounds Sterling and euro shall be Agreed Currencies as of the Closing Date.

	Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Maturity Date”).

Letters of Credit:
A portion of the Revolving Credit Facility not in excess of the U.S. Dollar equivalent of $25,000,000 (the “Overall LC Sublimit”) shall be available for the issuance of letters of credit (the “Letters of Credit”) in U.S. Dollars by JPMorgan and GS (in such capacity, the “Issuing Lenders”). The obligation of each Issuing Lender to issue Letters of Credit under the Revolving Credit Facility shall be limited to an amount not in excess of $12,500,000 unless otherwise agreed to by such Issuing Lender, the Administrative Agent and the Company (subject at all times to the Overall LC Sublimit), and shall be subject to compliance with such Issuing Lender’s internal policies and procedures in respect of letters of credit. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above), and provided further that letters of credit may be issued with expiration dates later than five business days prior to the Maturity Date (but in no event later than the date that is one year after the Maturity Date) if the Company has cash collateralized on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender and in an amount equal to 105% of the face amount thereof not later than five business days prior to the Maturity Date.

Drawings under any Letter of Credit shall be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Company does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis on terms consistent with the Existing Credit Agreement.

Swing Line Loans:
A portion of the Revolving Credit Facility not in excess of $15,000,000, at the discretion of the Swing Line Lender, shall be available for swing line loans to the Company in U.S. Dollars (the “Swing Line Loans”) from JPMorgan (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility (including in respect of the Swing Line Lender’s individual revolving commitment) on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Maturity Date.

Purpose:
The proceeds of the Revolving Credit Facility (i) on or prior to the Acquisition Date in an aggregate amount not to exceed $50,000,000 shall be used to finance the Transactions, including the replacement of the Existing Credit Agreement and repayment of certain outstanding private placement notes, and (ii) after the Acquisition Date shall be used for the Company’s working capital needs and for general corporate purposes of the Company and its subsidiaries (including acquisitions, dividends and share repurchases).

B. Term Facility:

Type and Amount of Facility:

The Term Facility will consist of two separate tranches (each, a “Tranche”) consisting of (x) a tranche of term loans in the aggregate amount of up to $100,000,000 (the “Term A-1 Tranche” and the loans thereunder, the “Term A-1 Loans”) and (y) a tranche of term loans in the aggregate amount of up to $300,000,000 (the “Term A-2 Tranche” and the loans thereunder, the “Term A-2 Loans”; the Term A-1 Loans and the Term A-2 Loans, collectively, the “Term Loans”, and the Term Loans collectively with the Revolving Credit Loans, the “Loans”).

Term Loan Availability:	Each Tranche of Term Loans shall be made available in a single drawing in U.S. Dollars to the Company on the Closing Date.

Amortization:
The Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to the percentage set forth below of the original principal amount of each Tranche of Term Loans:

Year 1: 5.0%
Year 2: 5.0%
Year 3: 7.5%
Year 4: 10.0%
Year 5: 12.5%

Maturity:	The Term Loans will mature on the Maturity Date and any remaining aggregate principal amount of the Term Loans shall be payable on the Maturity Date.

Purpose:
The proceeds of the Term Loans shall be used, on or prior to the Acquisition Date, to finance the Acquisition, including the replacement of the Existing Credit Agreement and the repayment of certain outstanding private placement notes of the Company, and expenses incurred in connection therewith.

Transactions:	The Company proposes to borrow from the Lenders to finance the Acquisition and the payment of fees and expenses in connection therewith.

C. Expansion Feature

Post-Closing Accordion:
Subsequent to the Closing Date, the Company may, at its option and subject to conditions to be determined, request to increase the aggregate amount of the Revolving Credit Facility or obtain incremental term loans (any such increase or additional term loans, the “Incremental Facilities”) in the U.S. Dollar equivalent of an amount of up to $150,000,000 without the consent of any Lenders not participating in such increase or incremental term loans; provided that (i) no default or event of default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis for the most recent determination period for which financial statements of the Company have been made available to the Administrative Agent, after giving effect to such Incremental Facility, (iii) the representations and warranties in the Credit Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, such Incremental Facility, (iv) with respect to any Incremental Facility that consists of incremental term loans, the maturity date and weighted average life to maturity of such Incremental Facility shall be no earlier than the latest maturity date and weighted average life to maturity of the Term Facility, and (v) if such Incremental Facility is a revolving facility, such Incremental Facility will be documented solely as an increase to the commitments with respect to the Revolving Credit Facility, without any change in terms. The requested increase(s) or incremental term loans may be assumed by one or more existing lenders and/or by other financial institutions, as agreed by the Company and the Administrative Agent.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:
Loans may be prepaid and commitments may be reduced or terminated without premium or penalty but subject to break funding payments by the Company in minimum amounts substantially consistent with the Existing Credit Agreement. Optional prepayments of the Term Loans shall be applied first, to installments of the Term A-2 Loans until paid in full, as directed by the Company, and second, to installments of the Term A-1 Loans, as directed by the Company. Optional prepayments of the Term Loans may not be reborrowed

Mandatory Prepayments:
Revolving Credit Loans will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Credit Facility exceeds the aggregate commitments thereunder; provided that if such excess is caused by fluctuations in foreign currency exchange rates, (i) no such prepayment will be required to the extent the aggregate revolving credit exposure under the Revolving Credit Facility is not more than 105% of the aggregate commitments thereunder and (ii) such excess will be calculated as of (a) the last business day of each calendar quarter, (b) any other business day at the Administrative Agent’s sole discretion during the continuation of an event of default and (c) each date of a borrowing request, interest election request and each request for the issuance, amendment, renewal or extension of any Letter of Credit.

The Term Loans shall be prepaid by amounts equal to:

(a) 100% of the outstanding Term Loans if the Acquisition is not consummated on or prior to the earlier of (x) the Outside Date (as defined in clause (a) of the definition thereof) and (y) the date that is five (5) Business Days following the Closing Date;

(b) (x) 50% if the Net Leverage Ratio (as defined below) is greater than 3.50 to 1, (y) 25% if the Net Leverage Ratio is greater than 3.00 to 1 but less than or equal to 3.50 to 1, and (z) 0% if the Net Leverage Ratio is less than or equal to 3.00 to 1, in each case, of Excess Cash Flow (as defined below) for each fiscal year of the Company (commencing with the 2018 fiscal year); provided that at the option of the Company, the amount of such Excess Cash Flow prepayment shall be reduced on a dollar-for-dollar basis by the amount of voluntary prepayments of the Term Loans (and, for the avoidance of doubt, to the extent that any event giving rise to a mandatory prepayment pursuant to clause (d) below shall be included in the calculation of consolidated net income, the amount of such mandatory prepayment pursuant to clause (d) below in respect of such event shall reduce any Excess Cash Flow prepayment on a dollar-for-dollar basis) and, to the extent accompanied by a permanent reduction of the commitments thereunder, the Revolving Credit Facility, in each case, without duplication and made prior to any Excess Cash Flow prepayment date and except to the extent financed with long-term indebtedness (other than indebtedness under the Revolving Credit Facility);

For purposes of this Summary of Terms and Conditions, “Excess Cash Flow” means, for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) consolidated net income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in determining at such consolidated net income, (iii) decreases in working capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the disposition of property by the Company and its subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such consolidated net income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such consolidated net income, (ii) the aggregate amount actually paid by the Company and its subsidiaries in cash during such fiscal year on account of capital expenditures (excluding the principal amount of indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Facilities), (iii) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) of the Company and its subsidiaries made during such fiscal year (other than in respect of any revolving credit facility, to the extent that there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in working capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the disposition of property by the Company and its subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such consolidated net income, (vi) regularly scheduled quarterly cash payments for dividends permitted under the Credit Documentation and (vii) certain cash payments made after the Closing Date in connection with the repurchase of minority interests in subsidiaries acquired in connection with the Acquisition in an aggregate amount to be agreed; provided, that consolidated net income shall be calculated to include the following adjustment with respect to mark-to-market hedging: any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period.

(c) (x) to the extent the Senior Unsecured Notes, other Permanent Debt or loans under the Term B Facility (as defined in the Arranger Fee Letter) have not been issued, 100% of the net proceeds (up to $300,000,000) of any incurrence of such debt after the Closing Date by the Company or any of its subsidiaries and (y) 100% of the net proceeds of any other incurrence of debt after the Closing Date by the Company or any of its subsidiaries except for debt otherwise permitted to be incurred pursuant to the Credit Documentation and otherwise subject to immaterial exceptions mutually agreed pursuant to the Credit Documentation; and

(d) 100% of insurance proceeds related to the warranty and indemnity insurance obtained in connection with the Acquisition, or the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Company or any of its subsidiaries of any assets, except for sales of assets otherwise permitted to be made pursuant to the Credit Documentation and otherwise subject to immaterial exceptions mutually agreed pursuant to the Credit Documentation.

Mandatory prepayments of the Term Loans shall be applied first, to installments of the Term A-2 Loans, in inverse order of maturity, until repaid in full, and second, to installments of the Term A-1 Loans, in inverse order of maturity.

IV.	Certain Conditions

	Initial Conditions:	The availability of the Facilities on the Closing Date shall be conditioned solely upon the applicable conditions set forth in the Commitment Letter and in the applicable Part of Exhibit C thereto.

Acquisition Date Conditions:
The availability of the proceeds of the Facilities on the Acquisition Date to consummate the Acquisition shall be conditioned solely upon the applicable conditions set forth in the Commitment Letter and in Part III of Exhibit C thereto.

On-Going Conditions:
Subject to the Closing Date Conditions Provisions solely for purposes of the funding of the Term Loans and Revolving Credit Loans on the Closing Date, the making of each extension of credit under the Revolving Credit Facility after the Closing Date shall be subject to conditions substantially consistent with those set forth in the Existing Credit Agreement, including (a) the accuracy of all representations and warranties in the Credit Documentation in all material respects (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used in the preceding sentence and in the Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its subsidiaries taken as a whole, (b) the ability of any Borrower or any other loan party to perform any of its obligations under the Credit Documentation, (c) the validity or enforceability of any of the Credit Documentation or the rights or remedies of the Administrative Agent and the Lenders thereunder or (d) the Collateral, or the Administrative Agent’s liens (on behalf of itself and the Lenders) on the Collateral or the priority of such liens, in each case, taken as a whole. The addition of any Foreign Borrowers to the Revolving Credit Facility shall be subject to conditions substantially consistent with those set forth in the Existing Credit Agreement.

V.	Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default substantially consistent with those contained in the Existing Credit Agreement (with such modifications thereto as are usual and customary for financings of this kind, including to the extent appropriate to reflect the revised collateral structure and the Acquisition, as are described below and as are otherwise requested by the Company and approved by the Lenders).

Such representations, warranties, covenants and events of default shall include, without limitation:

Representations and Warranties:
Financial statements; absence of undisclosed material liabilities; no material adverse change since the date of the most recent audited financials delivered prior to the Closing Date; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict in material respect with law or contractual obligations; no material litigation; no default; ownership of property; liens and collateral documents; security interest; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; anti-corruption laws and sanctions; and EEA financial institutions.

Affirmative Covenants:
Delivery of financial statements (annual and quarterly), reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including implementation and maintenance of policies and procedures in respect of anti-corruption laws and sanctions) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, material litigation and other material events; compliance with environmental laws; use of proceeds (including in respect of anti-corruption laws and sanctions); lender calls and narrative discussions; and guarantor and collateral requirements.

Financial Covenants:	The Company will comply with the following financial covenants as agreed upon by the Company and the Administrative Agent:

- Net Leverage Ratio

 If the Company does not issue the Senior Unsecured Notes or other Permanent Debt, the Company shall maintain a ratio (the “Net Leverage Ratio”) of (x) Consolidated Total Indebtedness minus the sum of 100% of domestic unrestricted cash and cash equivalents and 70% of unrestricted foreign cash and cash equivalents, in each case, held by the Company and the Guarantors and, in the case of domestic unrestricted cash and cash equivalents, that is subject to a first priority perfected lien in favor of the Administrative Agent, for amounts in excess of $5,000,000 (and in any event, not to exceed $55,000,000) to (y) Consolidated Adjusted EBITDA of not more than 4.25 to 1.00 for any fiscal quarter (with step downs to 3.50 to 1.00 to be agreed); provided that following a permitted acquisition for which the aggregate consideration paid or to be paid in respect thereof equals or exceeds $50,000,000 and occurring at a time that the maximum permitted Net Leverage Ratio is 3.50 to 1.00, the Company may, so long as no default or event of default shall be continuing, only twice during the term of the Facilities (and only to the extent such right has not been exercised in either of the two fiscal quarters most recently ended prior to the date of any such election), elect to increase the maximum Net Leverage Ratio permitted under the Credit Agreement to 4.00 to 1.00 for the fiscal quarter during which such permitted acquisition shall occur and the three consecutive fiscal quarters following such permitted acquisition.

If the Company has issued the Senior Unsecured Notes or other Permanent Debt, the Company shall maintain (1) a Net Leverage Ratio of not more than 4.50 to 1.00 for any fiscal quarter (with step downs to 4.00 to 1.00 to be agreed) and (2) a ratio (the “Senior Secured Net Leverage Ratio”) of (x) Consolidated Total Senior Secured Debt minus the sum of 100% of domestic unrestricted cash and cash equivalents and 70% of unrestricted foreign cash and cash equivalents, in each case, held by the Company and the Guarantors and, in the case of domestic unrestricted cash and cash equivalents, that is subject to a first priority perfected lien in favor of the Administrative Agent, for amounts in excess of $5,000,000 (and in any event, not to exceed $55,000,000) to (y) Consolidated Adjusted EBITDA of not more than 3.50 to 1.00; provided that following a permitted acquisition for which the aggregate consideration paid or to be paid in respect thereof equals or exceeds $50,000,000 (and, with respect to the Net Leverage Ratio, occurring at a time that the maximum permitted Net Leverage Ratio is 4.00 to 1.00), the Company may, so long as no default or event of default shall be continuing, only twice during the term of the Facilities (and only to the extent such right has not been exercised in either of the two fiscal quarters most recently ended prior to the date of any such election), elect to increase the maximum Net Leverage Ratio and Senior Secured Net Leverage Ratio permitted under the Credit Agreement to 4.50 to 1.00 and 4.00 to 1.00, respectively, in each case, for the fiscal quarter during which such permitted acquisition shall occur and the three consecutive fiscal quarters following such permitted acquisition.

- Interest Expense Coverage Ratio The Company shall maintain a ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense of not less than 3.50 to 1.00.

For purposes of the foregoing, Consolidated Adjusted EBITDA will be calculated on a rolling four quarter basis and the calculation and definitions of Consolidated Adjusted EBITDA, Consolidated Total Indebtedness, Consolidated Total Senior Secured Indebtedness and Consolidated Interest Expense shall be agreed upon pursuant to the Credit Documentation and shall be substantially similar to comparable definitions and applicable covenants of the Existing Credit Agreement.

Financial covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

Negative Covenants:
Limitations on: indebtedness (including guarantees) of non-guarantors (including preferred stock of subsidiaries) but with appropriate carve-outs for, among others, indebtedness of foreign subsidiaries (including European and Chinese subsidiaries); liens (subject to customary permitted liens); mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions; transactions with affiliates; swap agreements; sale and leasebacks; changes in fiscal year; restrictive agreements; and changes in lines of business.

Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; Credit Documentation ceasing to be in full force and effect or the Company or any other loan party party thereto so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; and a change of control (the definition of which is to be substantially consistent with the Existing Credit Agreement); failure to maintain required security interests.

Voting:
Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity or amortization of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata sharing provisions (provided, that with the consent of only the Company, the Administrative Agent and the Lenders under the Term A-2 Tranche, the provisions governing application of mandatory prepayments may be modified to require that the Lenders under the Term A-2 Tranche be subject to pro rata treatment with Lenders under the Term A-1 Tranche) and (ii) releases of all or substantially all of the Guarantors or Collateral or release of the Company as a Guarantor.

Assignments and Participations:
On customary terms and conditions mutually acceptable to the Company and the Administrative Agent, the Lenders shall be permitted to assign to certain eligible assignees all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, (c) the Issuing Lender, unless a Term Loan is being assigned, and (d) the Swing Line Lender, unless a Term Loan is being assigned. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 in the case of a commitment under the Revolving Credit Facility and $1,000,000 in the case of a Term Loan, unless otherwise agreed by the Company and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:
The Credit Documentation shall contain customary provisions mutually acceptable to the Company and the Administrative Agent (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:
The Company shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger and their affiliates associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation, in each case, on terms substantially consistent with the Existing Credit Agreement.

The Administrative Agent, the Lead Arranger, the Lenders and their affiliates and the respective officers, directors, employees, advisors and agents of such persons will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof under terms consistent with terms as set forth in the indemnification paragraph of the Commitment Letter.

Defaulting Lenders and EU Bail-In:	The Credit Documentation will contain the Administrative Agent’s customary provisions in respect of defaulting lenders and contractual recognition of EU bail-in.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Lead Arranger:	Sidley Austin LLP.

Annex I
Interest and Certain Fees

Interest Rate Options:	The Borrowers may elect that the Revolving Credit Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin (solely in the case of Revolving Credit Loans denominated in U.S. Dollars to the Company); or

the Adjusted LIBO Rate plus the Applicable Margin;

provided that all Swing Line Loans shall bear interest based upon the ABR or an alternate interest rate agreed upon between the Company and the Swing Line Lender.

As used herein:

“ABR” means the greatest of (i) the rate of interest publicly announced by JPMorgan as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the NYFRB Rate (defined as the greater of the federal funds effective rate and the overnight bank funding rate) from time to time (but not less than zero) plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“LIBO Rate” means the rate (but not less than zero) at which eurocurrency deposits in the London interbank market for one, two, three or six months (as selected by the Company) are quoted on the applicable Reuters screen.

The Credit Documentation shall include the Administrative Agent’s customary terms and conditions with respect to the foregoing defined terms.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Annex I-1

Facility Fees:
The Company shall pay a facility fee calculated on the average daily amount of the Facilities, whether used or unused, equal to the percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

Letter of Credit Fees:
The Company shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders under the Revolving Credit Facility (including the Administrative Agent in its capacity as a Lender) and shall be payable quarterly in arrears.

Default Rate:
At any time when any Borrower is in default in the payment of any amount of principal due under the Revolving Credit Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or (i) 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate and (ii) if relevant, 365 days in the case of Eurocurrency Loans denominated in Pounds Sterling) for actual days elapsed.

Annex I-2

Annex I-A

Pricing Grid

APPLICABLE MARGIN/FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Facility Fee	0.175%	0.200%	0.250%	0.300%	0.350%
Applicable Margin for Eurocurrency Loans	1.075%	1.300%	1.500%	1.700%	1.900%
Applicable Margin for ABR Loans	0.075%	0.300%	0.500%	0.700%	0.900%

From the Closing Date until the receipt of the Company’s Financials for the first fiscal quarter ending after the Closing Date, Level IV Status shall be in effect.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to the Credit Documentation.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Net Leverage Ratio is less than 1.25 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Net Leverage Ratio is less than 2.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Net Leverage Ratio is less than 2.75 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status, and (ii) the Net Leverage Ratio is less than 3.50 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials. Adjustments, if any, to the

Annex I-A-3

Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

Annex I-A-4

Exhibit C

Summary of Additional Conditions

Part I

The initial effectiveness and availability of each applicable Facility on the Closing Date shall be subject only to the following conditions precedent (and in no event shall any Facility be available prior to March 30, 2017):

1.    With respect to the applicable Facility, the Company, any other initial Borrowers thereunder and the Guarantors shall have executed and delivered definitive financing documentation that is reasonably satisfactory to the Company, the Administrative Agent and the Lenders with respect to such Facility (the “Credit Documentation”).

2.    The Lenders, the Administrative Agent and the Lead Arrangers shall have received or been authorized to deduct from the proceeds of the initial fundings of the Facilities all fees required to be paid by the Company on or before the Closing Date in connection with the Facilities, and all expenses for which invoices have been presented not less than two (2) business day prior to the Closing Date (except as otherwise reasonably agreed by the Company).

3.    The Arrangers shall have received (i) at least two (2) business days prior to the Closing Date, audited consolidated financial statements of each of the Company and the Target for each of the three fiscal years immediately preceding the Acquisition (and ending at least ninety days prior to the Acquisition); (ii) as soon as internal financial statements are available, and in any event at least 15 business days prior to the Closing Date, unaudited consolidated financial statements for any interim period or periods of each of the Company and the Target ended after the date of the most recent audited financial statements and more than 45 calendar days prior to the Closing Date; (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions by the Company, the Target or any of their respective subsidiaries; and (iv) customary pro forma consolidated financial statements of the Company for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements of the Company and its subsidiaries were delivered under the preceding clauses (i) or (ii), prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Closing Date and the Acquisition Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), in each case meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended. The filing of the required financial statements under clauses (i) and (ii) above on form 10-K and/or form 10-Q by the Company, as applicable will satisfy such requirements for the Company.

4.    The Administrative Agent shall have received Projections (subject to limitations with respect thereto as set forth in the Commitment Letter) of the Company on a consolidated basis covering a period of not less than 5 years together with such information as the Administrative Agent may reasonably request to confirm the tax, legal and business assumptions made in such Projections. The Projections must be reasonably acceptable to the Administrative Agent and demonstrate, in the reasonable judgment of the Administrative Agent, the ability of the Company and the other Borrowers to repay their debts and to comply with the financial covenants under the Credit Documentation.

5.    The Administrative Agent shall have received customary closing documents, including customary legal opinions and customary officer’s certificates, secretary’s certificates, incumbencies, corporate organizational documents and evidence of authorization that are customary for financings of the type described herein.

6.    The Administrative Agent shall have received a certificate from the chief financial officer of the Company in the form of Annex I to this Exhibit C certifying the solvency of the Company and its subsidiaries on a consolidated basis immediately after giving effect to the Transactions consummated on or before the Closing Date.

7.     The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

8.    None of the actions described in clauses (h), (i), or (j) of Article VII of the Existing Credit Agreement shall have occurred and the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier), in each case at the time of, and after giving effect to, the making of the loans under the Facilities on the Closing Date.

9.    Subject to the Closing Date Conditions Provisions, all documents and instruments required to perfect the Administrative Agent’s first priority security interest in the collateral under the Facilities (including delivery of stock certificates and undated stock powers executed in blank), subject to liens permitted in the Credit Documentation) shall have been executed and be in proper form for filing to the extent required.

10.    The terms of the Acquisition Agreement (including all exhibits, schedules, annexes and other attachments thereto) shall be reasonably satisfactory to the Lead Arrangers (it being agreed that the draft Acquisition Agreement delivered via email to the Lead Arrangers from Jae Choe of Baker & McKenzie LLP at 11:59 a.m. (Eastern) on February 22, 2017 (the “Specified Draft Agreement”) is reasonably satisfactory to the Lead Arrangers).

11.    The Arrangers shall be satisfied that one or more investment banks reasonably satisfactory to the Commitment Parties (collectively, the “Investment Banks”) shall have been engaged to publicly sell or privately place the Senior Unsecured Notes or other Permanent Debt.

12.    The Company shall, as of the Closing Date (after giving effect to the Transactions), have unused commitments under the Revolving Credit Facility of not less than $150,000,000 (or if the Backstop Facility or the Amended Facility shall be effective, of not less than $75,000,000).

Part II

The availability of the Replacement Facility shall be subject to, among other things, the conditions precedent described in Part I above (and in no event shall the Replacement Facility be available prior to March 30, 2017); provided, that:

1.    In addition to the conditions described in Part I, all principal, interest, fees and other amounts outstanding under the Company’s Existing Credit Agreement (other than contingent indemnity obligations not then due) and the Note Agreement shall be repaid in full and all commitments thereunder shall be terminated in full;

2.    The Company, any other initial Borrowers thereunder and the Guarantors shall have executed and delivered definitive financing documentation with respect to the Replacement Facility that is reasonably satisfactory to the Company, the Administrative Agent and the Lenders under the Replacement Facility; and

3.    The availability of the Replacement Facility after the Closing Date shall require (a) the accuracy of all representations and warranties and (b) there being no default or event of default in existence at the time of, or immediately after giving effect to, the effectiveness and making of the initial extension of credit thereunder.

Part III

The availability of the proceeds of the Facilities on the Acquisition Date for the consummation of the Acquisition shall be subject only to the following conditions precedent:

1.    The Closing Date shall have occurred.

2.    None of the actions described in clauses (h), (i), or (j) of Article VII of the Existing Credit Agreement shall have occurred and the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier), in each case at the time of, and after giving effect to, the consummation of the Acquisition on the Acquisition Date.

3.    The Acquisition shall be consummated pursuant to and on the terms set forth in the Acquisition Agreement, and all conditions precedent therein to the consummation of the Acquisition shall have been satisfied or waived in accordance with the terms thereof; provided that no amendment, modification, consent or waiver of any term thereof or any condition to the Company’s (or any of its affiliates’) obligation to consummate the Acquisition thereunder (other than any such amendment, modification, consent or waiver that is reasonably determined by the Lead Arrangers not to be materially adverse to the Lead Arrangers or any of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Lead Arrangers, not to be unreasonably withheld, conditioned or delayed (it being understood that, without limiting any other changes that may be reasonably determined by the Lead Arrangers or the Lenders to be materially adverse to the interest of the Lead Arrangers or the Lenders, (i) any change in the consideration payable or the price set forth in the Specified Draft Agreement (excluding (x) an increase to the purchase price so long as such increase is funded solely with a public issuance of common equity of the Company and (y) a decrease to the purchase price of 10% or less so long as such reduction is allocated to reduce the commitments under the Term Facility or prepay the Term Loans (with any such reduction or prepayment being applied first to reduce the commitments or loans under the Term A-2 Tranche, and then to reduce the commitments or loans under the Term A-1 Tranche)), (ii) any material change to the structure of the Acquisition and (iii) any change in the lender protective provisions set forth in the Specified Draft Agreement, in each case, will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Lead Arrangers).

4.    The Company shall, as of the Acquisition Date (after giving effect to the Transactions), have unused commitments under the Revolving Credit Facility of not less than $150,000,000 (or if the Backstop Facility or the Amended Facility shall be effective, of not less than $75,000,000).

5.    The Administrative Agent shall have received a certificate from the chief financial officer of the Company in the form of Annex I to this Exhibit C certifying the solvency of the Company and its subsidiaries on a consolidated basis immediately after giving effect to the Transactions consummated on or before the Acquisition Date.

Annex I to Exhibit C
FORM OF SOLVENCY CERTIFICATE
[______], 20[_]

This Solvency Certificate is being executed and delivered to JPMorgan Chase Bank, N.A., as the administrative agent.

I, _____________________________ the chief financial officer of Tennant Company (the “Company”), solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole) and the Transactions (as defined in that certain Credit Agreement, dated as of [______], 2017, by and among the Company, other Borrowers from time to time parties thereto, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”); defined terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company.

                I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions that have been consummated on or before the date hereof and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions that have been consummated on or before the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the probable liability of the debts and other liabilities (subordinated, contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, as such debts and liabilities become absolute and matured, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Company and its Subsidiaries, taken as a whole, have not incurred, do not intend to incur or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt or other liabilities as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

TENNANT COMPANY

By:_______________________________
Name: Tom Paulson
Title: Chief Financial Officer

Exhibit D

Amendments

1.
To the extent not otherwise permitted by Section 6.03 (Fundamental Changes and Asset Sales) and/or Section 6.04 (Investments) of the Existing Credit Agreement, modify Section 6.03 and/or Section 6.04 of the Existing Credit Agreement to permit the Certain Funds Purposes transactions.

2.
To the extent not otherwise permitted by Section 6.01 (Indebtedness) and Section 6.02 (Liens) of the Existing Credit Agreement, modify Sections 6.01 and 6.02 to permit the indebtedness and, as applicable, liens to be incurred in connection with the Term Facility and the indebtedness to be incurred in connection with the Permanent Debt and Senior Unsecured Notes.

3.
To the extent not otherwise permitted by Section 6.07 (Transactions with Affiliates) of the Existing Credit Agreement, modify Section 6.07 of the Existing Credit Agreement to permit transactions with affiliates necessary to consummate the Acquisition.

4.
Modify the financial covenants in Sections 6.10 (Financial Covenants) of the Existing Credit Agreement so that they are consistent with the financial covenants set forth in the Senior Term Sheet under the heading “Financial Covenants”.

5.
Modify the requirements setting forth which subsidiaries of the Company are required to be guarantors of the Existing Credit Agreement (and as appropriate definition relevant thereto) so that such provisions, and the resulting guarantors, are consistent with the Guarantors described on Exhibit B.

Additionally, the Existing Credit Agreement will be further modified to reflect security, guarantee, covenant, default and other terms to be agreed so that such terms are consistent with those of the Credit Documentation set forth on Exhibit B; provided that such modifications shall not include any amendments that would require any consent (including all lender or all affected lender consent) other than Required Lenders (as defined in the Existing Credit Agreement as of the date hereof).

For purposes of this Exhibit D, “Certain Funds Purposes” means (i) payment of the cash price payable by the Company or any applicable acquisition subsidiary of the Company to the holders of the Target Shares in connection with the consummation of the Acquisition; (ii) financing (directly or indirectly) fees, costs and expenses in respect of the Transactions; (iv) the Company Refinancing (and, if applicable, in the case of any Consent Financing or Backstop Facility, to replace the Existing Facility); (v) the Target Refinancing and the refinancing of other indebtedness of the Target; and (vi) (x) downstreaming of loan proceeds to any applicable acquisition subsidiary of the Company for such purposes or (y) depositing cash in escrow to the extent release thereof is limited to use for any of such purposes.

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